Exhibit 99.2

Nxu, Inc. Announces Closing of $3.0 Million Public Offering of Common Stock

MESA, Ariz., October 23, 2023 (GLOBE NEWSWIRE) -- Nxu, Inc., (NASDAQ: NXU) (“Nxu” or “the Company”) a domestic technology company developing and manufacturing innovative EV charging and energy storage solutions for the infrastructure we need to power our electrified future, today announced the closing of its public offering of 86,000,000 shares of Class A common stock at a public offering price of $0.035 per share. The gross proceeds of the offering to the Company, before deducting placement agent fees and commissions and other offering expenses, were approximately $3.0 million.

Maxim Group LLC acted as the sole placement agent in connection with the offering.

The offering was conducted pursuant to the Company's registration statement on Form S-1, as amended, (File No. 333-274910) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on October 19, 2023. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC's website at http://www.sec.gov. Copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Nxu, Inc.

Nxu, Inc. is a domestic technology company leveraging its intellectual property and innovations to support e-Mobility and energy storage solutions. Driving the energy future, Nxu is developing an ecosystem of industry-leading grid level energy storage solutions, charging infrastructure and over-air cloud management – encompassed by Nxu’s seamless subscription-based models. For more information, visit www.nxuenergy.com.

CONTACT:
Media Contact
Amy O’Hara
Nxu, Inc.
info@nxuenergy.com

Investor Contact
Nxu, Inc.
Investors@nxuenergy.com